Exhibit (h)(5)(c)

                   AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT
                               Dated June 12, 2007


	The following Section of the Shareholder Services Agreement dated March 16, 1994 is Amended as follows:

Section 8.  	As full compensation for the services performed by, the
Hawaii Municipal Fund and Hawaii Intermediate Fund shall pay LFR a fee at the annualized rate of up to .10 of one percent (.10%) of the average daily net assets of each respective Fund. This fee will be computed daily and be paid monthly within ten (10) business days after the last day of each month. This fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


						FIRST PACIFIC MUTUAL FUND, INC.


						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee______________
							Jean Chun Lee, Secretary



 						LEE FINANCIAL RECORDKEEPING, INC.


 						By:  __/s/  Terrence K.H Lee_____________
							Terrence K.H. Lee, President


						Attest:  _/s/ Jean Chun Lee______________
							Jean Chun Lee, Secretary